Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of our report dated February 18, 2005 (which describes an uncertainty as to Osmotics Pharma, Inc.’s ability to continue as a going concern), relating to the financial statements of Osmotics Pharma, Inc. (a development stage enterprise), and to the reference to our Firm under the caption “Experts” in the Prospectus.

GHP HORWATH, P.C.

Denver, Colorado
December 21, 2005